Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement (Form F-3) and related Prospectus of Total S.A., Total Capital and Total Capital Canada Ltd. for the registration of debt securities and to the incorporation by reference therein of :
(i)	our report dated March 8, 2010, with respect to the consolidated balance sheets of Total S.A. and its subsidiaries as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, consolidated statements of cash flows, consolidated statements of changes in shareholders’ equity and consolidated statements of comprehensive income for each of the three years in the period ended December 31, 2009 (our report thereon refers to the adoption by TOTAL in 2009 of the Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosures) and

(ii)	our report dated March 8, 2010, with respect to the effectiveness of Total S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2009, which reports appear in the Annual Report on Form 20-F of Total S.A. for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Paris, France
August 4, 2010

/S/ ERNST & YOUNG AUDIT	/S/ KPMG AUDIT

ERNST & YOUNG AUDIT	KPMG AUDIT
A division of KPMG S.A.

Represented by	Represented by
Laurent Vitse	Jay Nirsimloo